News Release
FOR IMMEDIATE RELEASE

TEREX ANNOUNCES FOURTH QUARTER AND FULL YEAR 2014 RESULTS
AND PROVIDES 2015 OUTLOOK

WESTPORT, CT, February 17, 2015 -- Terex Corporation (NYSE: TEX) today announced income from continuing operations of $259.0 million, or $2.27 per share, on net sales of $7.3 billion for the full year 2014, as compared to income from continuing operations of $209.0 million, or $1.79 per share, on net sales of $7.1 billion for the full year 2013. Excluding the $0.49 per share tax benefit related to the ASV disposition and certain other items, income from continuing operations as adjusted for the full year 2014 was $268.5 million, or $2.35 per share, compared to $261.2 million, or $2.23 per share, in 2013. The Glossary at the end of this press release contains further details regarding these items and all per share amounts are on a fully diluted basis.

For the fourth quarter of 2014 income from continuing operations was $79.9 million, or $0.71 per share, on net sales of $1.8 billion, compared to income from continuing operations of $84.8 million, or $0.72 per share, on net sales of $1.8 billion for the fourth quarter of 2013. Excluding the $0.49 per share tax benefit related to the ASV disposition and certain other items, income from continuing operations as adjusted was $80.3 million, or $0.72 per share, in 2014 compared to $76.8 million, or $0.65 per share, in 2013.

“Terex continued to improve in 2014 despite a more challenging operating environment than anticipated entering the year,” commented Ron DeFeo, Terex Chairman and CEO. “We have streamlined our business portfolio, reduced our cost structure, introduced innovative new products, and simplified operations. There is more work to do, but overall we are pleased with the progress we have made and the momentum of our internal improvement initiatives. Additionally in 2014, we repurchased 5.3 million shares, lowered borrowing costs and extended our debt maturity dates, as well as generated $329 million of free cash flow. Consequently, we have announced a new $200 million share repurchase authorization, as well as an increase in our dividend of 20%.”

“Operationally, performance was mixed during 2014, and the fourth quarter was no exception. Our Cranes and Materials Handling & Ports Solutions (MHPS) segments had meaningful adjusted operating profit increases in the fourth quarter, while our Aerial Work Platforms (AWP) segment was substantially below the prior year. During the fourth quarter of 2013, AWP performance was particularly strong as we focused on producing equipment during that traditionally softer demand period to capture incremental demand in the quarter, as well as level the production load on our factories. Conversely, in the fourth quarter of 2014, we curtailed production to align our product build schedules more closely with actual demand and machine configuration in our order book. Importantly, however, AWP backlog increased 137% when compared with the prior year, giving us confidence that 2015 will be another solid year for this segment.”

Mr. DeFeo continued, “For the full year, adjusted operating profit for the company as a whole was flat with 2013; however, the contribution varied by segment. Performance this year was led by adjusted operating profit improvements of $54 million and $23 million from MHPS and Construction, respectively. Cranes and AWP disappointed with adjusted operating profit performance of $35 million and $25 million below 2013, respectively. Cranes performance was negatively impacted by lower net sales and AWP by productivity, product mix and higher material costs. MP operating profit declined by $11 million during the year, driven by unfavorable mix and investments in growth initiatives. Lastly, we are pleased that our overall working capital as a percentage of sales improved to 22.5% and ROIC for the year was 11.2% or 310 basis points higher than 2013.”

Outlook: The Company expects 2015 earnings per share between $2.00 and $2.30 (excluding restructuring and other unusual items) on net sales of between $6.2 billion and $6.6 billion. We anticipate currency and the ASV disposition will negatively affect net sales between $650 million and $750 million and EPS between $0.15 and $0.20 per share.

Mr. DeFeo commented, “Our improvement program targeting $202 million of incremental operating profit over the next few years is progressing as planned. We anticipate approximately $50 million of profit improvements in 2015 from these initiatives. Furthermore, tax and cash generation initiatives remain on track. Market uncertainty from oil price and currency volatility is a key contributor to our sales outlook. We will continue to focus on what we can influence and believe improved operating conditions will eventually return.”

Capital Structure: The Company’s liquidity at December 31, 2014 increased by approximately $184 million compared to September 30, 2014, for a total of $1,078 million, which comprised cash of $478 million and borrowing availability under the Company’s revolving credit facilities of $600 million. The increase was mainly due to an improvement in working capital, offset by the repurchase of Terex common stock during the quarter and capital expenditures. Debt, less cash and cash equivalents, decreased approximately $258 million to $1,311 million compared to December 31, 2013.

Kevin Bradley, Terex Senior Vice President and Chief Financial Officer, commented, “Our primary focus areas in 2014 included improving our capital structure and our financial efficiency. We made substantial progress in these areas, notably the improvements in our balance sheet. Aided by our focused working capital improvement activities, we were able to generate $329 million in free cash flow in 2014, meaningfully above our expectations. This, combined with our continued portfolio management, particularly in our Construction segment, enabled us to improve our liquidity by $342 million compared to December 2013. Moreover, we completed our stock repurchase program, purchasing $170 million of stock in 2014 and paying $0.20 per share in dividends to our shareholders.”

Taxes: The effective tax rate was negative 105.3% for the fourth quarter of 2014 and positive 12.7% for the full year, as compared to an effective tax rate of positive 21.0% for the fourth quarter of 2013 and positive 30.0% for the full year. The lower effective tax rate for the fourth quarter of 2014 was primarily due to tax benefits derived from divestitures and a more favorable geographic mix of earnings.

Working Capital: Working Capital as a percent of Trailing Three Month Annualized Net Sales was 22.5% at December 31, 2014, as compared to 24.8% at December 31, 2013.

Backlog: Backlog for orders deliverable during the next twelve months was approximately $2,001 million at December 31, 2014, an increase of approximately 17.4% from September 30, 2014 and an increase of approximately 9.5% from December 31, 2013. The majority of the year over year increase relates to timing differences in order patterns from large AWP rental customers, partially offset by decreases in MHPS due to significant shipments of port automation products in the fourth quarter of 2014 and the negative impact of foreign exchange rates. The Glossary contains further details regarding backlog.

All results are for continuing operations. All per share amounts are on a fully diluted basis. A comprehensive review of the quarterly financial performance is contained in the presentation that will accompany the Company’s earnings conference call.

In this press release, Terex refers to various GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures. These non-GAAP measures may not be comparable to similarly titled measures being disclosed by other companies. Terex believes that this non-GAAP information is useful to understanding its operating results and the ongoing performance of its underlying businesses. Certain financial measures are shown in italics the first time referenced and are described in the text or the Glossary at the end of this press release.

Conference Call

The Company has scheduled a one-hour conference call to review the financial results on Wednesday, February 18, 2015, at 8:30 a.m. ET. Ronald M. DeFeo, Chairman and CEO, will host the call. A simultaneous webcast of this call will be available on the Company’s website, www.terex.com. To listen to the call, select “Investor Relations” in the “About Terex” section on the home page and then click on the webcast microphone link. Participants are encouraged to access the call 10 minutes prior to the starting time. The call will also be archived on the Company’s website under “Audio Archives” in the “Investor Relations” section of the website.

Contact Information:

Tom Gelston
Vice President, Investor Relations
Phone: 203-222-5943
Email: thomas.gelston@terex.com

Forward-Looking Statements
This press release contains forward-looking information regarding future events or the Company’s future financial performance based on the current expectations of Terex Corporation. In addition, when included in this press release, the words “may,” “expects,” “intends,” “anticipates,” “plans,” “projects,” “estimates” and the negatives thereof and analogous or similar expressions are intended to identify forward-looking statements. However, the absence of these words does not mean that the statement is not forward-looking. The Company has based these forward-looking statements on current expectations and projections about future events. These statements are not guarantees of future performance.

Because forward-looking statements involve risks and uncertainties, actual results could differ materially. Such risks and uncertainties, many of which are beyond the control of Terex, include among others: Our business is cyclical and weak general economic conditions affect the sales of our products and financial results; our ability to successfully integrate acquired businesses; the need to comply with restrictive covenants contained in our debt agreements; our ability to generate sufficient cash flow to service our debt obligations and operate our business; our ability to access the capital markets to raise funds and provide liquidity; our business is sensitive to government spending; our business is very competitive and is affected by our cost structure, pricing, product initiatives and other actions taken by competitors; our retention of key management personnel; the financial condition of suppliers and customers, and their continued access to capital; our providing financing and credit support for some of our customers; we may experience losses in excess of recorded reserves; impairment in the carrying value of goodwill and other indefinite-lived intangible assets; our ability to obtain parts and components from suppliers on a timely basis at competitive prices; our business is global and subject to changes in exchange rates between currencies, regional economic conditions and trade restrictions; our operations are subject to a number of potential risks that arise from operating a multinational business, including compliance with changing regulatory environments, the Foreign Corrupt Practices Act and other similar laws and political instability; a material disruption to one of our significant facilities; possible work stoppages and other labor matters; compliance with changing laws and regulations, particularly environmental and tax laws and regulations; litigation, product liability claims, patent claims, class action lawsuits and other liabilities; our ability to comply with an injunction and related obligations imposed by the United States Securities and Exchange Commission (“SEC”); disruption or breach in our information technology systems; and other factors, risks and uncertainties that are more specifically set forth in our public filings with the SEC.

Actual events or the actual future results of Terex may differ materially from any forward-looking statement due to these and other risks, uncertainties and significant factors. The forward-looking statements speak only as of the date of this release. Terex expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this release to reflect any changes in expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.

Terex Corporation is a lifting and material handling solutions company reporting in five business segments: Aerial Work Platforms, Construction, Cranes, Material Handling & Port Solutions and Materials Processing. Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, manufacturing, shipping, transportation, refining, energy, utility, quarrying and mining industries. Terex offers financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. Terex uses its website (www.terex.com) and its Facebook page (www.facebook.com/TerexCorporation) to make information available to its investors and the market.

TEREX CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF INCOME
(unaudited)
(in millions, except per share data)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2014	2013	2014	2013
Net sales	$1,789.4	$1,811.8	$7,308.9	$7,084.0
Cost of goods sold	(1,450.4)	(1,426.1)	(5,855.4)	(5,644.5)
Gross profit	339.0	385.7	1,453.5	1,439.5
Selling, general and administrative expenses	(268.6)	(254.3)	(1,030.4)	(1,020.4)
Income (loss) from operations	70.4	131.4	423.1	419.1
Other income (expense)
Interest income	1.8	1.7	6.6	6.7
Interest expense	(28.2)	(29.5)	(119.1)	(126.1)
Loss on early extinguishment of debt	—	—	(2.6)	(5.2)
Amortization of debt issuance costs	(1.4)	(2.2)	(7.4)	(8.5)
Other income (expense) – net	(3.2)	4.6	(3.4)	5.3
Income (loss) from continuing operations before income taxes	39.4	106.0	297.2	291.3
(Provision for) benefit from income taxes	41.5	(22.3)	(37.7)	(87.4)
Income (loss) from continuing operations	80.9	83.7	259.5	203.9
Income (loss) from discontinued operations – net of tax	—	1.6	1.4	14.4
Gain (loss) on disposition of discontinued operations- net of tax	0.1	—	58.6	2.6
Net income (loss)	81.0	85.3	319.5	220.9
Net loss (income) attributable to noncontrolling interest	(1.0)	1.1	(0.5)	5.1
Net income (loss) attributable to Terex Corporation	$80.0	$86.4	$319.0	$226.0
Amounts attributable to Terex Corporation common stockholders:
Income (loss) from continuing operations	$79.9	$84.8	$259.0	$209.0
Income (loss) from discontinued operations – net of tax	—	1.6	1.4	14.4
Gain (loss) on disposition of discontinued operations – net of tax	0.1	—	58.6	2.6
Net income (loss) attributable to Terex Corporation	$80.0	$86.4	$319.0	$226.0
Basic Earnings (Loss) per Share Attributable to Terex Corporation Common Stockholders:
Income (loss) from continuing operations	$0.74	$0.76	$2.36	$1.88
Income (loss) from discontinued operations – net of tax	—	0.02	0.01	0.13
Gain (loss) on disposition of discontinued operations – net of tax	—	—	0.54	0.02
Net income (loss) attributable to Terex Corporation	$0.74	$0.78	$2.91	$2.03
Diluted Earnings (Loss) per Share Attributable to Terex Corporation Common Stockholders:
Income (loss) from continuing operations	$0.71	$0.72	$2.27	$1.79
Income (loss) from discontinued operations – net of tax	—	0.02	0.01	0.12
Gain (loss) on disposition of discontinued operations – net of tax	—	—	0.51	0.02
Net income (loss) attributable to Terex Corporation	$0.71	$0.74	$2.79	$1.93
Weighted average number of shares outstanding in per share calculation
Basic	107.8	111.3	109.7	111.1
Diluted	112.2	117.4	114.2	117.0

TEREX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(unaudited)
(in millions, except par value)

	December 31,	December 31,
	2014	2013
Assets
Current assets
Cash and cash equivalents	$478.2	$408.1
Trade receivables (net of allowance of $30.5 and $47.6 at December 31, 2014 and 2013, respectively)	1,086.4	1,176.8
Inventories	1,460.9	1,613.2
Prepaid assets	248.0	220.9
Other current assets	82.7	91.1
Current assets – discontinued operations	—	129.3
Total current assets	3,356.2	3,639.4
Non-current assets
Property, plant and equipment – net	690.3	789.4
Goodwill	1,131.0	1,245.6
Intangible assets – net	325.4	444.8
Other assets	425.1	401.9
Non-current assets – discontinued operations	—	15.6
Total assets	$5,928.0	$6,536.7

Liabilities and Stockholders’ Equity
Current liabilities
Notes payable and current portion of long-term debt	$152.5	$86.8
Trade accounts payable	736.1	689.1
Accrued compensation and benefits	204.0	234.3
Accrued warranties and product liability	74.2	96.2
Customer advances	197.4	302.1
Other current liabilities	278.9	270.1
Current liabilities – discontinued operations	—	46.1
Total current liabilities	1,643.1	1,724.7
Non-current liabilities
Long-term debt, less current portion	1,636.3	1,889.9
Retirement plans	432.5	388.2
Other non-current liabilities	177.0	259.5
Non-current liabilities – discontinued operations	—	5.7
Total liabilities	3,888.9	4,268.0
Commitments and contingencies
Redeemable noncontrolling interest	—	53.9
Stockholders’ equity
Common stock, $.01 par value – authorized 300.0 shares; issued 124.6 and 123.7 shares at December 31, 2014 and 2013, respectively	1.2	1.2
Additional paid-in capital	1,251.5	1,247.5
Retained earnings	1,984.9	1,688.1
Accumulated other comprehensive (loss) income	(429.8)	(116.5)
Less cost of shares of common stock in treasury – 19.2 and 13.8 shares at December 31, 2014 and 2013, respectively	(801.9)	(630.2)
Total Terex Corporation stockholders’ equity	2,005.9	2,190.1
Noncontrolling interest	33.2	24.7
Total stockholders’ equity	2,039.1	2,214.8
Total liabilities, redeemable noncontrolling interest and stockholders’ equity	$5,928.0	$6,536.7

TEREX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(unaudited)
(in millions)

	Twelve Months
	Ended December 31,
	2014	2013
Operating Activities
Net income	$319.5	$220.9
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	155.7	152.3
Changes in operating assets and liabilities (net of effects of acquisitions and divestitures):
Trade receivables	(4.2)	(153.1)
Inventories	(27.1)	(70.4)
Trade accounts payable	85.8	86.9
Customer advances	(75.2)	(16.5)
Other, net	(43.8)	(31.6)
Net cash provided by (used in) operating activities	$410.7	$188.5
Investing Activities
Capital expenditures	(81.5)	(82.8)
Proceeds from disposition of discontinued operations	162.2	0.7
Other investing activities, net	14.3	44.7
Net cash provided by (used in) investing activities	95.0	(37.4)
Financing Activities
Net cash provided by (used in) financing activities	(396.7)	(420.1)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(38.9)	(0.9)
Net Increase (Decrease) in Cash and Cash Equivalents	70.1	(269.9)
Cash and Cash Equivalents at Beginning of Period	408.1	678.0
Cash and Cash Equivalents at End of Period	$478.2	$408.1

TEREX CORPORATION AND SUBSIDIARIES
SEGMENT RESULTS DISCLOSURE
(unaudited)
(in millions)

	Fourth Quarter				Year-to-Date
	2014		2013		2014		2013
		% of		% of		% of		% of
		Net Sales		Net Sales		Net Sales		Net Sales
Consolidated
Net sales	$1,789.4		$1,811.8		$7,308.9		$7,084.0
Gross profit	339.0	18.9%	385.7	21.3%	1,453.5	19.9%	1,439.5	20.3%
SG&A	268.6	15.0%	254.3	14.0%	1,030.4	14.1%	1,020.4	14.4%
Income from operations	$70.4	3.9%	$131.4	7.3%	$423.1	5.8%	$419.1	5.9%

AWP
Net sales	$468.2		$482.0		$2,369.7		$2,131.0
Gross profit	87.7	18.7%	121.8	25.3%	504.3	21.3%	514.9	24.2%
SG&A	49.0	10.5%	50.3	10.4%	201.5	8.5%	189.1	8.9%
Income from operations	$38.7	8.3%	$71.5	14.8%	$302.8	12.8%	$325.8	15.3%

Construction
Net sales	$206.4		$193.5		$836.6		$820.0
Gross profit	20.2	9.8%	24.0	12.4%	90.4	10.8%	83.2	10.1%
SG&A	19.6	9.5%	24.0	12.4%	89.2	10.7%	108.0	13.2%
Income (loss) from operations	$0.6	0.3%	$-	0.0%	$1.2	0.1%	$(24.8)	(3.0)%

Cranes
Net sales	$474.3		$480.4		$1,791.1		$1,925.5
Gross profit	88.0	18.6%	84.3	17.5%	313.4	17.5%	337.1	17.5%
SG&A	53.4	11.3%	58.6	12.2%	227.5	12.7%	226.6	11.8%
Income from operations	$34.6	7.3%	$25.7	5.3%	$85.9	4.8%	$110.5	5.7%

MHPS
Net sales	$515.6		$528.9		$1,783.4		$1,698.5
Gross profit	108.5	21.0%	117.0	22.1%	392.2	22.0%	345.4	20.3%
SG&A	139.7	27.1%	91.0	17.2%	409.4	23.0%	387.2	22.8%
Income (loss) from operations	$(31.2)	(6.1)%	$26.0	4.9%	$(17.2)	(1.0)%	$(41.8)	(2.5)%

MP
Net sales	$164.4		$149.9		$653.1		$628.2
Gross profit	35.1	21.4%	34.7	23.1%	140.8	21.6%	145.4	23.1%
SG&A	16.9	10.3%	18.0	12.0%	80.2	12.3%	73.6	11.7%
Income from operations	$18.2	11.1%	$16.7	11.1%	$60.6	9.3%	$71.8	11.4%

Corp & Eliminations
Net sales	$(39.5)		$(22.9)		$(125.0)		$(119.2)
Gross profit	(0.5)	1.3%	3.9	(17.0)%	12.4	(9.9)%	13.5	(11.3)%
SG&A	(10.0)	25.3%	12.4	(54.1)%	22.6	(18.1)%	35.9	(30.1)%
Income (loss) from operations	$9.5	(24.1)%	$(8.5)	37.1%	$(10.2)	8.2%	$(22.4)	18.8%

GLOSSARY

In an effort to provide investors with additional information regarding the Company’s results, Terex refers to various GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures which management believes provides useful information to investors. These non-GAAP measures may not be comparable to similarly titled measures being disclosed by other companies. In addition, the Company believes that non-GAAP financial measures should be considered in addition to, and not in lieu of, GAAP financial measures. Terex believes that this non-GAAP information is useful to understanding its operating results and the ongoing performance of its underlying businesses. Management of Terex uses both GAAP and non-GAAP financial measures to establish internal budgets and targets and to evaluate the Company’s financial performance against such budgets and targets.

The amounts described below are unaudited, are reported in millions of U.S. dollars (except per share data and percentages), and are as of or for the period ended December 31, 2014, unless otherwise indicated.

As changes in foreign currency exchange rates have a non-operating impact on the translation of our financial results, we believe excluding the effect of these changes assists in the assessment of our business results between periods. We calculate the translation effect of foreign currency exchange rate changes by translating the current period results at the rates that the comparable prior periods were translated to isolate the foreign exchange component of the fluctuation from the operational component.

After-tax gains or expense and per share amounts (Income from continuing operations as adjusted) are calculated using pre-tax amounts, applying a tax rate based on jurisdictional rates to arrive at an after-tax amount. This number is divided by the weighted average diluted shares to provide the impact on earnings per share. The Company assesses the impact of these items because when discussing earnings per share, the Company adjusts for items it believes are not reflective of operating activities in the periods.

Fourth Quarter 2014	Pre-Tax	Tax Rate	After-Tax	EPS*
Restructuring and Related	$(31.5)	**	$(21.8)	$(0.19)
Portfolio Management	(19.1)	**	(19.7)	(0.18)
ASV Tax Benefit	—	N/A	55.8	0.49
Valuation Allowance & Related Tax Items	—	N/A	(14.7)	(0.13)
Total EPS Effect	$(50.6)		$(0.4)	$(0.01)

* Based on weighted average diluted shares of 112.2M
** Based on a jurisdictional blend

Fourth Quarter 2013	Pre-Tax	Tax Rate	After-Tax	EPS*
Restructuring and Related	$10.0	**	$8.0	$0.07
Total EPS Effect	$10.0		$8.0	$0.07

* Based on weighted average diluted shares of 117.4M
** Based on a jurisdictional blend

Full Year 2014	Pre-Tax	Tax Rate	After-Tax	EPS*
Debt – Early Extinguishment	$(2.6)	**	$(1.7)	$(0.01)
Restructuring and Related	(42.2)	**	(29.2)	(0.26)
Portfolio Management	(19.1)	**	(19.7)	(0.17)
ASV Tax Benefit	—	N/A	55.8	0.49
Valuation Allowance & Related Tax Items	—	N/A	(14.7)	(0.13)
Total EPS Effect	$(63.9)		$(9.5)	$(0.08)

* Based on weighted average diluted shares of 114.2M
** Based on a jurisdictional blend

Full Year 2013	Pre-Tax	Tax Rate	After-Tax	EPS*
Roadbuilding related	$(6.1)	36.0%	$(3.9)	$(0.03)
Debt – Early Extinguishment	(5.2)	**	(3.5)	(0.03)
Restructuring and related items	(62.1)	**	(47.9)	(0.41)
MHPS Redeemable NCI	3.1	—	3.1	0.03
Total EPS Effect	$(70.3)		$(52.2)	$(0.44)

* Based on weighted average diluted shares of 117.0M
** Based on a jurisdictional blend

Backlog is defined as firm orders that are expected to be filled within one year. The disclosure of backlog aids in the analysis of the Company’s customers’ demand for product, as well as the ability of the Company to meet that demand. The backlog of the various Terex businesses is not necessarily indicative of sales to be recognized in a specified future period.

	Dec 31, 2014	Dec 31, 2013	% change	Sept 30, 2014	% change
Consolidated Backlog	$2,001.0	$1,827.7	9.5%	$1,704.3	17.4%
AWP	$698.4	$294.4	137.2%	$214.2	226.1%
Construction	$137.9	$165.6	(16.7)%	$132.1	4.4%
Cranes	$538.5	$501.2	7.4%	$551.8	(2.4)%
MHPS	$574.8	$805.3	(28.6)%	$750.9	(23.5)%
MP	$51.4	$61.2	(16.0)%	$55.3	(7.1)%

Debt is calculated using the Condensed Consolidated Balance Sheet amounts for Notes payable and current portion of long-term debt plus Long-term debt, less current portion. Net Debt is calculated as Debt less Cash and cash equivalents. These measures aid in the evaluation of the Company’s financial condition.

	Dec 31, 2014	Dec 31, 2013
Long term debt, less current portion	$1,636.3	$1,889.9
Notes payable and current portion of long-term debt	152.5	86.8
Debt	$1,788.8	$1,976.7
Less: Cash and cash equivalents	(478.2)	(408.1)
Net Debt	$1,310.6	$1,568.6

EBITDA is defined as earnings, before interest, taxes, depreciation and amortization. The Company calculates this by adding the amount of depreciation and amortization expenses that have been deducted from income from operations back into income from operations to arrive at EBITDA. Depreciation and amortization amounts reported in the Condensed Consolidated Statement of Cash Flows include amortization of debt issuance costs that are recorded in Other income (expense) - net and, therefore, are not included in EBITDA. Terex believes that disclosure of EBITDA will be helpful to those reviewing its performance, as EBITDA provides information on Terex’s ability to meet debt service, capital expenditure and working capital requirements, and is also an indicator of profitability.

	Three months ended		Twelve months ended
	December 31,		December 31,
	2014	2013	2014	2013
Income (loss) from operations	$70.4	$131.4	$423.1	$419.1
Depreciation	27.5	25.8	110.5	104.4
Amortization	10.1	8.6	44.9	47.1
Bank fee amortization not included in Income (loss) from operations	(1.4)	(2.2)	(7.4)	(8.5)
EBITDA	106.6	163.6	571.1	562.1
Operating profit adjustments	47.7	(10.0)	58.4	61.0
Adjusted EBITDA	$154.3	$153.6	$629.5	$623.1

MHPS - EBITDA	Three months ended		Twelve months ended
	December 31,		December 31,
	2014	2013	2014	2013
Income (loss) from operations	$(31.2)	$26.0	$(17.2)	$(41.8)
Depreciation	9.7	8.4	40.3	35.8
Amortization	6.0	3.1	25.5	25.4
EBITDA	(15.5)	37.5	48.6	19.4
Operating profit adjustments	64.4	(3.1)	75.1	46.2
Adjusted EBITDA	$48.9	$34.4	$123.7	$65.6

Free cash flow is defined as net cash provided by (used in) operating activities less capital expenditure.

	Three months ended		Twelve months ended
	December 31,		December 31,
	2014	2013	2014	2013
Net cash provided by (used in) operating activities	$294.1	$25.4	$410.7	$188.5
Capital expenditures	(22.9)	(21.9)	(81.5)	(82.8)
Free Cash Flow	$271.2	$3.5	$329.2	$105.7

Income (loss) from operations as adjusted: The Company adjusts income (loss) from operations for items it believes are not reflective of operating activities in the periods.

	Three months ended		Twelve months ended
	December 31,		December 31,
	2014	2013	2014	2013
Income (Loss) from operations as reported	$70.4	$131.4	$423.1	$419.1
Roadbuilding related	—	—	—	3.4
Restructuring and related items	31.5	(10.0)	42.2	57.6
Portfolio Management	16.2	—	16.2	—
Income (Loss) from operations as adjusted	$118.1	$121.4	$481.5	$480.1

	Full year ended December 31, 2014			Full year ended December 31, 2013
	Income (Loss) from operations, as reported	Adjustments	Income (Loss) from operations, as adjusted	Income (Loss) from operations, as reported	Adjustments	Income (Loss) from operations, as adjusted
AWP	$302.8	$—	$302.8	$325.8	$1.8	$327.6
Construction	1.2	—	1.2	(24.8)	2.6	(22.2)
Cranes	85.9	—	85.9	110.5	10.4	120.9
MHPS	(17.2)	75.1	57.9	(41.8)	46.2	4.4
MP	60.6	—	60.6	71.8	—	71.8
Corporate	(10.2)	(16.7)	(26.9)	(22.4)	—	(22.4)
Total	$423.1	$58.4	$481.5	$419.1	$61.0	$480.1

	Three months ended December 31, 2014			Three months ended December 31, 2013
	Income (Loss) from operations, as reported	Adjustments	Income (Loss) from operations, as adjusted	Income (Loss) from operations, as reported	Adjustments	Income (Loss) from operations, as adjusted
AWP	$38.7	$—	$38.7	$71.5	$1.8	$73.3
Construction	0.6	—	0.6	—	(4.2)	(4.2)
Cranes	34.6	—	34.6	25.7	(4.5)	21.2
MHPS	(31.2)	64.4	33.2	26.0	(3.1)	22.9
MP	18.2	—	18.2	16.7	—	16.7
Corporate	9.5	(16.7)	(7.2)	(8.5)	—	(8.5)
Total	$70.4	$47.7	$118.1	$131.4	$(10.0)	$121.4

Operating Margin is defined as the ratio of Income (Loss) from Operations to Net Sales.

Return on Invested Capital (“ROIC”) is determined by dividing the sum of Net Operating Profit After Tax (“NOPAT”) (as defined below) for each of the previous four quarters by the average of the sum of Total Terex Corporation Stockholders’ equity plus Debt (as defined above) less Cash and cash equivalents for the previous five quarters. NOPAT, which is a non-GAAP measure, for each quarter is calculated by multiplying Income (loss) from continuing operations by a figure equal to one minus the effective tax rate of the Company. The Company believes that returns on capital deployed in Terex Financial Services (“TFS”) do not represent management of the Company’s primary operations and, therefore, TFS finance receivable assets and results of operations have been excluded from the calculation below. The effective tax rate is equal to the (Provision for) benefit from income taxes divided by Income (loss) before income taxes for the respective quarter. Total Terex Corporation Stockholders’ equity is adjusted to include redeemable noncontrolling interest as this item is deemed to be temporary equity and therefore the Company believes it should be included in the denominator of the ROIC ratio. The Company calculates ROIC using the last four quarters’ NOPAT as this represents the most recent twelve-month period at any given point of determination. In order for the denominator of the ROIC ratio to properly match the operational period reflected in the numerator, the Company includes the average of five quarters’ ending balance sheet amounts so that the denominator includes the average of the opening through ending balances (on a quarterly basis) thereby providing, over the same time period as the numerator, four quarters of average invested capital.

Terex management and the Board of Directors use ROIC as one of the primary measures to assess operational performance and in connection with certain compensation programs. Terex utilizes ROIC as a unifying metric because management believes that it measures how effectively the Company invests its capital and provides a better measure to compare the Company to peer companies to assist in assessing how it drives operational improvement. ROIC measures return on the amount of capital invested in the Company’s primary businesses, excluding TFS, as opposed to another metric such as return on Terex Corporation stockholders’ equity that only incorporates book equity, and is thus a more accurate and descriptive measure of the Company’s performance. Terex also believes that adding Debt less Cash and cash equivalents to Total Terex Corporation stockholders’ equity provides a better comparison across similar businesses regarding total capitalization, and that ROIC highlights the level of value creation as a percentage of capital invested.

See reconciliation of adjusted amounts below on table following ROIC table. Amounts are as of and for the three months ended for the periods referenced in the table below.

	Dec '14	Sep '14	Jun '14	Mar '14	Dec '13
Provision for (benefit from) income taxes	$(41.5)	$27.7	$40.0	$11.5
Divided by: Income (loss) before income taxes	39.4	86.4	128.4	43.0
Effective tax rate	(105.3)%	32.1%	31.2%	26.7%

Income (loss) from operations as adjusted	$72.3	$119.7	$162.6	$76.3
Multiplied by: 1 minus Effective tax rate	205.3%	67.9%	68.8%	73.3%
Adjusted net operating income (loss) after tax	$148.4	$81.3	$111.9	$55.9

Debt (as defined above)	$1,788.8	$1,851.9	$1,922.5	$2,055.9	$1,976.7
Less: Cash and cash equivalents	(478.2)	(344.5)	(364.3)	(390.5)	(408.1)
Debt less Cash and cash equivalents	$1,310.6	$1,507.4	$1,558.2	$1,665.4	$1,568.6

Total Terex Corporation stockholders’ equity as adjusted	$1,843.2	$2,010.5	$2,138.5	$2,012.0	$2,092.4

Debt less Cash and cash equivalents plus Total Terex Corporation stockholders’ equity as adjusted	$3,153.8	$3,517.9	$3,696.7	$3,677.4	$3,661.0

December 31, 2014 ROIC	11.2%
Adjusted net operating income (loss) after tax (last 4 quarters)	$397.5
Average Debt less Cash and cash equivalents plus Total Terex Corporation stockholders’ equity as adjusted (5 quarters)	$3,541.4

Reconciliation of income (loss) from operations:	Dec '14	Sep '14	Jun '14	Mar '14
Income (loss) from operations as reported	$70.4	$116.8	$160.9	$75.0
(Income) loss from operations for TFS	1.9	2.9	1.7	1.3
Income (loss) from operations as adjusted	$72.3	$119.7	$162.6	$76.3

Reconciliation of Terex Corporation stockholders’ equity:
Terex Corporation stockholders’ equity as reported	$2,005.9	$2,217.7	$2,331.6	$2,183.2	$2,190.1
TFS assets	(162.7)	(207.2)	(193.1)	(171.2)	(151.6)
Redeemable noncontrolling interest	—	—	—	—	53.9
Terex Corporation stockholders’ equity as adjusted	$1,843.2	$2,010.5	$2,138.5	$2,012.0	$2,092.4

Trailing Three Month Annualized Net Sales is calculated using the net sales for the quarter multiplied by four.

	Three Months Ended December 31,
	2014	2013
Fourth Quarter Net Sales	$1,789.4	$1,811.8
	x 4	x 4
Trailing Three Month Annualized Net Sales	$7,157.6	$7,247.2

Working Capital is calculated using the Consolidated Balance Sheet amounts for Trade receivables (net of allowance) plus Inventories less Trade accounts payable and Customer Advances. The Company views excessive working capital as an inefficient use of resources, and seeks to minimize the level of investment without adversely impacting the ongoing operations of the business. For the periods stated below, working capital was:

	Dec 31, 2014	Sept 30, 2014	Dec 31, 2013
Inventories	$1,460.9	$1,676.8	$1,613.2
Trade Receivables	1,086.4	1,196.2	1,176.8
Less: Trade Accounts Payable	(736.1)	(715.3)	(689.1)
Less: Customer Advances	(197.4)	(281.6)	(302.1)
Total Working Capital	$1,613.8	$1,876.1	$1,798.8

Terex Corporation
200 Nyala Farm Road, Westport, Connecticut 06880
Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com